Exhibit 99.1

News Release

Victory Capital Reports October 2025 Total Client Assets

San Antonio, Texas, November 11, 2025 ― Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported Total Assets Under Management (AUM) of $313.0 billion, Other Assets of $2.8 billion, and Total Client Assets of $315.8 billion, as of October 31, 2025.

For the month of October, Average Total AUM was $311.8 billion, average Other Assets was $2.7 billion, and average Total Client Assets was $314.5 billion.

Victory Capital Holdings, Inc.
Total Client Assets (unaudited; in millions) [1]

	As of:
By Asset Class	Oct 31, 2025	Sept 30, 2025
Solutions	$88,725	$86,963
Fixed Income	80,555	80,386
U.S. Mid Cap Equity	30,682	31,877
U.S. Small Cap Equity	12,230	12,722
U.S. Large Cap Equity	64,409	63,061
Global / Non-U.S. Equity	29,719	28,960
Alternative Investments	2,975	3,016
Total Long-Term Assets	$309,294	$306,985
Money Market / Short Term Assets	3,745	3,660
Total Assets Under Management[2]	$313,039	$310,644

By Vehicle
Mutual Funds[3]	$173,579	$172,923
Separate Accounts and Other Pooled Vehicles[4]	125,310	123,935
ETFs[5]	14,150	13,786
Total Assets Under Management	$313,039	$310,644

Other Assets[6]
Institutional	$2,762	$2,726
Total Other Assets	$2,762	$2,726

Total Client Assets
Total Assets Under Management	$313,039	$310,644
Total Other Assets	2,762	2,726
Total Client Assets	$315,801	$313,370

By Region
U.S.	$262,576	$261,210
Non-U.S.	53,225	52,160
Total Client Assets	$315,801	$313,370

1Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.

2Total AUM includes both discretionary assets under management and non-discretionary assets under advisement and excludes Other Assets.

3Includes institutional and retail share classes, money market and VIP funds.

4Includes wrap program accounts, CITs, UMAs, UCITS, private funds, and non-U.S. domiciled pooled vehicles.

5Represents only ETF assets held by third parties and excludes ETF assets held by other Victory Capital products.

6Includes low-fee (2 to 4 bps) institutional assets. These assets are included as part of Victory’s Regulatory Assets Under Management reported in Form ADV Part 1.

About Victory Capital

Victory Capital (NASDAQ: VCTR) is a diversified global asset management firm with $315.8 billion in total client assets, as of October 31, 2025. We serve institutional, intermediary, and individual clients through our Investment Franchises and Solutions Platform, which manage specialized investment strategies across traditional and alternative asset classes. Our differentiated approach combines the power of investment autonomy with the support of a robust, fully integrated operational and distribution platform. Clients have access to focused, top-tier investment talent equipped with comprehensive resources designed to deliver competitive long-term performance.

Victory Capital is headquartered in San Antonio, Texas. To learn more, visit www.vcm.com or follow us on Facebook, Twitter (X), and LinkedIn.

Contacts

Investors:

Matthew Dennis, CFA

Chief of Staff

Director, Investor Relations

216-898-2412

mdennis@vcm.com

Media:
Jessica Davila

Director of Global Communications

210-694-9693

Jessica_davila@vcm.com